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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    2  )*
                                         ------

                      MICROWARE SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, no par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  595150 10 3
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be filled for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1 of 4 pages


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                                 SCHEDULE 13G


CUSIP No. 595150 10 3                          Page  2   of   4
          ------------                             -----    -----
                                               Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person.

         Lawrence A. Crane
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           U.S.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       405,512
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    405,512
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
        405,512
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        2.7
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
        IN
-------------------------------------------------------------------------------



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ITEM 1 (a)   Name of Issuer
                Microware Systems Corporation
             ------------------------------------------------------------------
ITEM 1 (b)   Address of Issuer's Principal Executive Offices
                1500 NW 118th Street, Des Moines, Iowa 50325
             ------------------------------------------------------------------


ITEM 2 (a)   Name of Person Filing
                Lawrence A. Crane
             ------------------------------------------------------------------
ITEM 2 (b)   Address of Principal Business Office or, if none, Residence
                1500 NW 118th Street
                Des Moines, Iowa 50325
             ------------------------------------------------------------------
ITEM 2 (c)   Citizenship
                U.S.
             ------------------------------------------------------------------
ITEM 2 (d)   Title of Class of Securities
                Common Stock, no par value
             ------------------------------------------------------------------
ITEM 2 (e)   CUSIP Number
                595150 10 3
             ------------------------------------------------------------------

ITEM 3   Not applicable. (This Schedule is filed pursuant to Rule 13d-1(c).)

ITEM 4   Ownership:

         The following information is provided as of December 31, 1999:

    (a)  Amount beneficially owned:
           405,512 shares
         ----------------------------------------------------------------------

    (b)  Percent of class:
           2.7%
         ----------------------------------------------------------------------

    (c)  Undersigned has sole power to avote and dispose of 405,512.

                               Page 3 of 4


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ITEM 5   Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6   Ownership of More Than Five Percent on Behalf of Another Person:
         Not applicable.


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
         Not applicable.


ITEM 8   Identification and Classification of Members of the Group:
         Not applicable.


ITEM 9   Notice of Dissolution of Group:
         Not applicable.

ITEM 10  Certification:
         Not applicable.

SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January 6, 1998
                                       ----------------------------------------
                                                         Date

                                       ----------------------------------------
                                                      Signature

                                                 Lawrence A. Crane
                                       ----------------------------------------
                                                      Name/Title


ATTENTION:  INTERNATIONAL MISSTATEMENTS OR OMMISSIONS OF FACT CONSTITUTE
            FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                Page 4 of 4 pages